                                                                   EXHIBIT 10.25


CONFIDENTIAL MATERIALS OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATIONS OF THE OMITTED MATERIALS ARE INDICATED BY THE FOLLOWING NOTATION: [OMITTED MATERIAL]




                       NATIONAL SEMICONDUCTOR CORPORATION
                          TERMS AND CONDITIONS (REV H)


         This Agreement is made as of August 26, 2002 between NATIONAL SEMICONDUCTOR CORPORATION, having its principal place of business at 2900 Semiconductor Drive, Santa Clara, California (herein referred to as "NATIONAL" and any of its subsidiaries or Partners in which National has an involvement and Eagle Test Systems, Inc., having its principal place of business at 620 S. Butterfield Rd., Mundelein, Illinois (herein referred to as "Seller").

         WHEREAS, NATIONAL intends to purchase Sellers test systems and associated products and services from time to time during the term of this agreement; and WHEREAS, in order to avoid repetitive negotiations, the parties hereto desire to enter into this Agreement to establish the terms and conditions which will be applicable to the Seller's products.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, the parties agree as follows:

1.       ACCEPTANCE:

         These terms and conditions are the binding agreement between the parties covering the purchase of products and services ordered and is accepted by acknowledgment and or commencement of performance. PURCHASE ORDERS CAN BE ACCEPTED ONLY ON THESE TERMS AND CONDITIONS. [OMITTED MATERIAL]

2.       PRICES:

[OMITTED MATERIAL]

3.       PAYMENT:

[OMITTED MATERIAL]

4.       REPLACEMENT PARTS:

         Seller agrees to make replacement/maintenance/spare parts available to Buyer or its designee for [OMITTED MATERIAL] years after the delivery of the System with prices being fixed for [OMITTED MATERIAL] years after warranty [OMITTED MATERIAL]. Thereafter the Seller will provide a [OMITTED MATERIAL] day notice of any price increase to PPL.

5.       INVOICES:

         The Seller herein represents that the products and/or services covered hereby were produced in compliance with requirements of the Fair Labor Standards Act of 1938 as amended. Partial Payment of invoices shall not constitute acceptance o f the product and shall be subject to adjustment for errors, shortages, defects in the product or other failure of Seller to meet the requirements of the order. NATIONAL may at any time set off any amount owed by NATIONAL to Seller against any amount owed by Seller or any of its affiliated companies to NATIONAL.

6.       TAXES AND CHARGES:

         All such taxes and charges shall be stated separately on Seller's invoice. National is responsible for all taxes, customs, duties or other applicable charges for all products purchased under this agreement.

7.       OVERSHIPMENTS:

         Buyer will pay only for maximum quantities ordered. Overshipments will be held at Seller's risk and expense for a reasonable time awaiting shipping instructions. Return shipping charges for excess quantities will be at Seller's expense.

8.       PACKING AND SHIPPING:

         Unless otherwise specified, all products shall be packed, packaged, marked and otherwise prepared for shipment in a manner which is:

         a.       in accordance with good commercial practice,

         b. acceptable to common carriers for shipment at the lowest rate for the particular product and in accordance with ICC regulations, and

         c. adequate to insure safe arrival of the product at the named destination and for storage and protection against weather.

         Seller shall mark all containers with necessary lifting, handling and shipping information, purchase order number, date of shipment , number of total number boxes (I of 12) and the name of the consignee and consignor. An itemized packing sheet must accompany each shipment unless otherwise specified.

9.       SHIPPING TERMS:

         Seller will prepare and pack all shipments to prevent damage and deterioration. Terms of shipment will be "Ex- Works" from Seller's Factory. The Seller is considered to have delivered when he places the goods at the disposal of the buyer at the seller's premises or another named place (i.e. works, factory, warehouse, etc.) not cleared for export and not loaded on any collecting vehicle. The buyer must bear all costs and risks involved in taking the goods from the seller's premises. Buyer shall provide instructions on shipping method on each order, which shall comply with Seller's requirements for shipment of Seller's products. Buyer will pay shipping costs from "Ex-Works" point. In the event that a shipping method is not selected by Buyer, Seller will make the selection. Seller will cooperate with Buyer and Buyer's traffic department to coordinate all shipments.

10.      WARRANTY:

A. Seller's Standard Warranties shall apply to all Standard Products. ETS Warranty Provisions-New Hardware Products shall be incorporated as part of this document as EXHIBIT A and ETS Software Support Provisions shall be incorporated as part of this document as EXHIBIT B.

B. For Standard Hardware Products, as part of Seller's standard warranty provisions, National shall be entitled to receive Before Return Replacement (BRR) Service for those products for the duration of such warranty period. (See Hardware Products Under Warranty-BRR Service incorporated as part of this agreement as EXHIBIT C)

C. National will be entitled to receive a total of [OMITTED MATERIAL] warranty coverage under Seller's Standard Warranty [OMITTED MATERIAL].

11.      INSPECTION:

         a.       [OMITTED MATERIAL]

         b. Notwithstanding any prior inspection or payment hereunder, all products shall also be subject to final inspection and acceptance at NATIONAL's plant within [OMITTED MATERIAL] business days after delivery of said products. The Seller shall provide and maintain an inspection system which is acceptable to NATIONAL. Records of all inspection work shall be kept complete and available to NATIONAL during the performance of this order and for such further period as NATIONAL may determine.

12.      TITLE TO SOFTWARE PRODUCTS:

         Title to software products remains with Seller and is governed by Seller's applicable software license agreement(s). (See Master Software License Agreement for details.)

13.      CHANGES:

         NATIONAL may at any time by written order, and without notice to sureties or assignees, suspend performance hereunder (up to a maximum of 60 days), or make changes in any one or more o f the following:

         a. applicable drawings, designs or specifications for Non-Standard (custom) Products only,

         b.       method of shipment or packing, and/or

         c.       place of delivery.

         If any such change causes an increase or decrease in the cost of or the time required for performance o f this order, an equitable adjustment may be made in the order price or delivery schedule or both, and the order shall be modified in writing accordingly. No claim by Seller for adjustment hereunder shall be valid unless in writing accompanied by an estimate of costs, within twenty (20) days from the date of receipt by Seller of the notification of change. Failure o f the Seller to assert a claim within twenty (20) days, as provided above, shall constitute an unconditional and absolute waiver by Seller of any right to make a claim for adjustment. However, nothing in this clause shall excuse Seller from proceeding with the order as changed or amended. NATIONAL reserves the right to verify claims hereunder and Seller shall make available the appropriate records, upon its request.

14.      TERMINATION FOR DEFAULT:

         a. It is understood and agreed that time is of the essence under this order or any extension thereof effected by any change order. NATIONAL may by written notice terminate this order in whole or in part if the Seller fails

         i. to make delivery of the product or to perform the service within the time specified herein on the face of the purchase order, or

         ii. to perform any of the provisions of this order or to so fail to make progress as to endanger performance in accordance with the terms hereof, including delivery schedules, or

         iii. if Seller becomes insolvent, admits inability to pay its debt as they mature, files a voluntary petition to bankruptcy, makes an assignment for the benefit of creditors or if a petition under bankruptcy laws is filed against it.

         b. If this order is terminated pursuant to paragraph 14(a)iii, NATIONAL, in addition to any other rights provided herein, may require the Seller to transfer title and delivery to NATIONAL, in the manner, time and to the extent directed by NATIONAL,

         i.           any completed products, and

         ii. such partially completed products and material, parts, tool, dies, jigs, fixtures, plans, drawings, information, and contract rights as the Seller has produced or acquired for the performance of the terminated parts, and

         iii.         [OMITTED MATERIAL]

         iv. Seller shall upon direction of NATIONAL, protect and preserve property encompassed in this paragraph in the possession of the Seller. Payment for completed products delivered to and accepted by NATIONAL shall be an amount agreed upon by Seller and NATIONAL. However, such amount shall not exceed the order price per unit and Seller's obligation hereunder to carry out NATIONAL's direction as to delivery protection and preservation shall not be contingent upon prior agreement as to such amount.

         C.       [OMITTED MATERIAL]

         Failure of NATIONAL to enforce any right under this clause shall not be deemed a waiver of any other right hereunder. The rights and remedies of NATIONAL under this clause shall not be exclusive and are in addition to any other rights and remedies provided by law or under order. Seller however, shall not be in default by reason of any delay in delivery hereunder, if such delay arises out of causes beyond the control and without the fault or negligence of Seller and such delay or any non-delivery is covered by section 2615(e) of the Uniform Commercial Code. In the event of an excused delay, NATIONAL has the option of extending the time o f performance to the extent the uncompleted portion o f this order is not terminated. Seller shall allocate the products covered by this order in quantities not less that the ratio that this order bears to the total orders o f the Seller for the same or similar products at the time o f the excused delay, Seller will reasonably notify Buyer of any delay and quantity of products available for NATIONAL.

15.      TERMINATION FOR CONVENIENCE:

         a. NATIONAL may terminate work under this purchase order in whole or part at any time by the giving of written notice to Seller specifying the extent to which performance of work is terminated.

         b. After receipt of such notice, and except as other wise directed by NATIONAL, the Seller shall stop work under this order to the extent specified in the notice of termination.

         c. Within thirty forty (45) days after receipt o f the notice o f termination, the Seller shall submit to NATIONAL its written termination claim. Failure of the Seller to submit its termination claim as provided herein shall constitute an unconditional and absolute waiver by the Seller of any claim arising from NATIONAL's notice of termination.

         d. Seller shall reasonably assess costs for raw materials, work in process and sub-assemblies as may be included within its termination claim to determine whether or not such items may be used by Seller for the manufacture of associated products or diverted for any other purpose and to correspondingly reduce its termination claim by the value of such items. When settlement has been made, title to any such items determined not usable by Seller and charged to NATIONAL in the termination claim shall vest in NATIONAL upon payment of the claim and forthwith be delivered to NATIONAL at NATIONAL's expense, under NATIONAL's shipping instructions.

         e.      [OMITTED MATERIAL]

         f. Custom products: With respect to custom products, Seller's termination claim shall consist solely of the following:

         i. Completed products accepted by NATIONAL and not therefore paid for the sum determined by multiplying the number of such products by the unit price therefore as specified in this order, and

         ii. The total of the cost of work in process not to exceed the average unit cost multiplied by the number of units in process provided, however, that such number o f units in process shall not exceed that amount which has been previously placed on a firm release by NATIONAL. Such amounts shall not include any costs attributable to Seller's products paid under sub-paragraph f(i) above. The total sum to be paid to the Seller under sub-paragraph f(i) and (ii) above shall not exceed the total order price reduced by the amount o f payment otherwise made and as further reduced by the price of work not terminated under this order.

g. In no event shall Seller be entitled to incidental or consequential damages, costs preparing claims, attorney's fees, cost of tooling or equipment sales or agent's commissions.

h. NATIONAL reserves the right to verify claims hereunder and Seller shall make available to NATIONAL, all appropriate records, upon request.

i.      Seller will use all available means to mitigate charges to Buyer.

16.     WAIVER:

         The failure of EITHER PARTY to enforce at any time any of the provisions of this order, or to exercise any election or option provided herein, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this agreement or any part thereof, or the right of EITHER PARTY thereafter to endorse each and every such provision.


17.      PATENTS, ROYALTIES AND ENCUMBRANCES:

         All products supplied must be free from claims of others with respect to royalties, patent rights and mechanics; liens or other encumbrances or charges. ETS will defend any suit or proceeding brought against Buyer insofar as such suit or proceeding is based on a claim that any hardware product furnished hereunder, when used alone and not in combination with any other NON-ETS manufactured product, constitutes an infringement of any patent or copyright. ETS will pay any award against Buyer based on infringement only if Buyer promptly notifies ETS in writing of the claim and permits ETS to participate in the defense and agree to any settlement. If Buyer's use of such product or part is enjoined, ETS will, at its sole discretion and expense, procure for Buyer the right to continue using said product or replace the infringing product with a non-infringing product or modify it so that it becomes non-infringing. If ETS is unable to reasonably do any of the above, ETS will refund the purchase price of the infringing product. ETS has no obligation for any claim o f infringement arising from:

         a. ETS' compliance with Buyer's designs, specifications or instructions;

         b.       equipment modifications by Buyer or a third party;

         c. equipment use prohibited by ETS' specifications or related application notes; or

         d. use of ETS products in combination with products not supplied by ETS.

         Sale of any product by ETS does not confer upon Buyer any license under any patent or copyrights. The foregoing states ETS' entire obligation and the exclusive remedies of Buyer hereto with respect to any alleged patent or copyright infringement by any product furnished hereunder.

         Seller agrees to indemnify and hold harmless NATIONAL against all claims, demands, costs and actions for actual or alleged infringements of patent rights in the use, sale or resale of said products.

18.      BUYER'S PROTECTION IN CONNECTION WITH WORK DONE AT ITS PLANT:

         Seller shall take such steps as may be reasonably necessary to prevent personal injury or property damage during any work hereunder that may be performed by any employees, agents or subcontractors o f the Seller at NATIONAL's plant and the Seller shall indemnify, hold harmless and defend NATIONAL from and against all loss, liability, liens, claims and damages arising from or caused directly or indirectly by any act or omission of such agents, employees or subcontractors of the Seller, and Seller shall maintain such insurance against public liability and property damage, and such Employer's Liability and Compensation Insurance as will protect the Buyer against the aforementioned risks and against any claims under any Workmen's compensation and Occupational Disease Acts. Specifically:


         a. Comprehensive General Liability (including Products): with limits not less than $500,0001500,000 BI and $250,000 PD.

         b. Auto Liability: with limits not less than $500,000/600,000 BI and $250,000 PD.

         c. Worker's Compensation (including Employer's Liability) which complies with all statutory regulations in the State of California, or the States in which the work is being done.

         d. Umbrella (including Products): with limits of not less than $1,000,000 each occurrence or a $5,000,000 combined single limit.

         e.       No less than 30 days notice of cancellation.

         f. National Semiconductor corporation named as ADDITIONAL insured on a Certificate of Insurance.

         Seller also agrees to ensure that all employees assigned to National's facilities or working with National's employees in capacities requiring access to National property, will read, understand, and certify such understanding of National's Contractor's EH&S Safety Handbook.

Seller additionally agrees that their assignees to National must successfully complete any additional training required by National during the term of their assignment or any extensions thereof. Seller must, if so required by National, submit their EH&S procedures documentation for review by National's EH&S department prior to commencement of any work under this Agreement. Seller must also be prepared to provide at National's request, written assurance that all Seller's employees assigned to National have read, understand, and certified such understanding of the Seller's EH&S documentation and shall further assure similar compliance, understanding, and certification of employee understanding of Seller's EH&S documentation and procedures by all sub-contractors assigned to National.

19.      COMPLIANCE WITH LAWS:

         The Seller warrants that no law, rule or ordinance of the United States, a State or any other governmental agency has been violated in the manufacture or sale of the products or in the performance of services covered by this order, and will defend and hold NATIONAL harmless from loss, cost or damage as a result o f any such actual or alleged violation. Upon written request by NATIONAL, Seller agrees to execute and furnish a certification of compliance, which my be on NATIONAL's form and which shall certify compliance with any applicable Federal, State and/or local laws or Regulations, including but not limited to FLSA, EEOC, OSHA, and any Economic Control Statutes or Regulations.

20.      NON-DISCLOSURE OF CONFIDENTIAL MATTER AND PUBLICITY:

         Products purchased to NATIONAL's specifications or drawings shall be held in the strictest of confidence in the absence of NATIONAL's prior written authorization. Such specifications, drawings, samples or other data furnished by NATIONAL shall be treated as CONFIDENTIAL INFORMATION by the Seller, shall remain NATIONAL's property and shall be promptly returned to NATIONAL upon request. Any publicity regarding this order (pictures, descriptions, notice of award or samples thereof) is prohibited except with NATIONAL's written approval.

21.      INTELLECTUAL PROPERTY INDEMNIFICATION:

         Seller agrees to and shall, on a timely basis, either settle or defend all claims, suits or proceedings brought against NATIONAL, its directors, officers, agents, and employees, or its customers, based upon any claim that the products purchased hereunder constitute any infringement of any patent, copyright, or trademark, or constitutes a misappropriation of trade secret, or violates any other proprietary rights of others, and agrees to indemnify NATIONAL, and its customers for all damages and costs, suits, actions, or claims, including reasonable attorney's fees. NATIONAL agrees to give Seller timely notice in writing of each such suit, action, or claim and to give control thereof to Seller. NATIONAL shall have the right, but not the obligation, to participate at its own expense in any such suit, action, or claim; and in such event, Seller shall indemnify NATIONAL for all damages, settlement, expense, and costs incurred by Seller as a result of such suit.

22.      ENJOINED USE:

         In providing the indemnification under paragraph 21 of this agreement, or if the use, sale, lease or other disposition by NATIONAL of the products, or any part thereof, furnished pursuant to these terms and conditions are enjoined, Seller at its sole expense shall, at the option of Seller either:

         a. obtain for NATIONAL the right to so use, sell or lease the products, or

         b. substitute an equivalent modified item suitable to NATIONAL and extend the indemnity of this Article thereto, or:

         c. in the event that neither clause (a) or (b) of this section can be reasonably accomplished by Seller, Seller shall grant NATIONAL credit for the purchase price of the infringing products.

23.      ASSIGNMENT AND SUBCONTRACTORS:

         No right or obligation under this purchase order (including the right to receive moneys due hereunder) shall be assigned by Seller, and Seller shall not enter into any subcontracts without the prior written consent of NATIONAL. Any purported assignment without such consent shall be null and void and NATIONAL shall not be obligated to recognize any claim from Seller resulting from Subcontract, not previously consented to by NATIONAL.

24.      BUYER-FURNISHED PROPERTY:

         All tools or other materials furnished by NATIONAL for use in the performance of this order shall remain the property of NATIONAL (or of the Government, as the case may be), shall be used by the Seller in the performance of this order only, in accordance with the requirements of the order relating to such use and shall be returned to NATIONAL when requested upon completion or termination of the order to the extent not previously delivered to NATIONAL. Seller agrees to exercise reasonable care in the safeguarding and preservation of all NATIONAL-furnished property and assumes all responsibility for loss, damage or destruction while such property is within his possession or control.

25.      PATENT LICENSE:

         [OMITTED MATERIAL]

26.      SPECIAL TOOLING:

         If special tooling is used in the performance o f a purchase order for Custom (i.e. National product specific) work and has been charged to this order, or other orders placed by NATIONAL, title to such special tooling shall vest with NATIONAL, at the option of NATIONAL. Such tooling is to be used only in the performance of such Purchase Orders unless otherwise approved by NATIONAL. The Seller agrees that it will follow normal industrial practice in the identification and maintenance of the property control records on all such tooling, and will make such records available for inspection by NATIONAL or the Government at all reasonable times. After the termination or completion of such order(s) and upon the request of NATIONAL, the Seller shall furnish a list of such tooling in the form requested and shall make such tooling available for disposition by NATIONAL.

27.      GOVERNMENT CONTRACTS:

         If this purchase order is issued for any purpose which is either directly or indirectly connected with the performance of a price contract with the Government or a subcontractor thereunder, each of the named clauses, as set forth in the Federal Acquisition Regulation in effect on the date of this order, is incorporated herein by reference if such clause is in said prime contract or subcontract, the clause so incorporated herein applying to Seller as though Seller were a prime contractor, and in such a manner as will enable NATIONAL to meet its obligations arising out of the Government prime or subcontractor. NATIONAL will provide Seller written notice in the event that any purchase order it intends to place with Seller is the subject of a Government Contract.

28.      COUNTRY OF ORIGIN:

         Seller warrants that the products specified by this purchase order, are of U.S. origin, unless on or before the time it supplies the products, Seller notifies NATIONAL's customs department, in writing, to the contrary. In the event the products delivered hereunder are of foreign origin, and Seller fails to so notify NATIONAL, or notifies NATIONAL erroneously, Seller is to indemnify NATIONAL for all expense arising from said failure or error, including but not limited to damages, penalties, tariffs, imports, surcharges, and legal fees incurred by NATIONAL as a result thereof.

29.      APPLICABLE LAW:

         This purchase order shall be governed by, subject to and construed in accordance with the laws of the State of Illinois. Therefore, both parties agree that the Courts of Illinois shall have proper venue and consent to the jurisdiction of the Courts of Illinois to settle any disputes which arise as a result of this agreement. This order shall not be modified, supplemented, qualified or interpreted by any trade usage or prior course of dealing not made a part of the order by its express terms.

30.      EQUAL EMPLOYMENT OPPORTUNITY:

         Seller will use its best effort to comply with all applicable equal employment laws and regulations including Executive Order #11246, Rehabilitation Act of 1973 as amended and Section 402 of the Vietnam Era Veterans Readjustment Assistance Act of 1974. Seller agrees not to discriminate against any employee or applicant for employment because of race, color, religion, sex or national origin and will not illegally discriminate on the basis of physical or mental handicap or veteran status.

31.      INDEPENDENT CONTRACTORS:

         It is agreed that the relationship between the parties is that of independent contractors, and nothing contained herein shall be construed or implied to create the relationship of partners, joint venture, agent and principal, employer and employee, or any relationship other than that of independent contractors. At no time shall either party make any commitments or incur any charges or expenses for or in the name of the other party.

32.      FORCE MAJEURE

         Neither party shall be deemed to be in default for any delay or failure to furnish or accept Products hereunder if such delay or failure on the part of such party is due to:

         a.       acts of God,

         b. acts of the United Sates or any pertinent governmental authority,

         c.       fires, floods, explosions or other catastrophes,

         d.       epidemics and quarantine restrictions,

         e.       freight embargoes,



         In the event of delay or failure to perform due to any such cause, the time for performance shall be extended for a period of time equal to the time lost by reason of such cause, except that if any delay of Seller continues for a period of three (3) months or more, NATIONAL, may terminate any orders for undelivered Products; and, additionally, NATIONAL may cancel this Agreement without any farther obligation to Seller.

      NATIONAL SEMICONDUCTOR                              SELLER
           CORPORATION
                                                      /s/ Ted Foxman
         /s/ Dan Petersen                 --------------------------------------
----------------------------------                 Authorized Signature
       Authorized Signature
                                                        Ted Foxman
           Dan Petersen                   --------------------------------------
----------------------------------                     Printed Name
           Printed Name
                                                 Executive Vice President
     Staff Purchasing Manager             --------------------------------------
----------------------------------                        Title
              Title
                                                     August 26, 2002
         August 28 - 2002                 --------------------------------------
----------------------------------                         Date
               Date
                                                      /s/ Ted Foxman
         /s/ Dan Petersen                 --------------------------------------
----------------------------------                       Approved
             Approved

[Eagle Logo]                         EXHIBIT A
                               WARRANTY PROVISIONS

         [OMITTED MATERIAL]

[Eagle Logo]                         EXHIBIT B
                           SOFTWARE SUPPORT PROVISIONS

[OMITTED MATERIAL]

[Eagle Logo]                       EXHIBIT C
                     BEFORE RETURN REPLACEMENT (BRR) SERVICE

[OMITTED MATERIAL]

                                      C-1